EXHIBIT 2

COLLIERS INTERNATIONAL

GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2015

COLLIERS INTERNATIONAL GROUP INC.

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of Colliers International Group Inc. (“Colliers” or the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit & Risk Committee consisting of four independent directors. The Audit & Risk Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders. Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit & Risk Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded nine individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2015. The total assets and total revenues of the nine majority-owned entities represent 1.8% and 2.0%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2015.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2015, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2015, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2015, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chairman and Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer

February 19, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Colliers International Group Inc.

We have audited the accompanying consolidated balance sheets of Colliers International Group Inc. and its subsidiaries as of December 31, 2015 and December 31, 2014 and the related consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated statements of shareholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2015. We also have audited Colliers International Group Inc.’s and its subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded nine entities from its assessment of internal control over financial reporting as of December 31, 2015 because these entities were acquired by Colliers International Group Inc. and its subsidiaries in purchase business combinations during 2015. We have also excluded these entities acquired from our audit of internal control over financial reporting. Total assets and total revenues of these majority owned entities represent 1.8% and 2.0%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2015.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colliers International Group Inc. and its subsidiaries as of December 31, 2015 and December 31, 2014 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Colliers International Group Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario

February 19, 2016

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of US dollars, except per share amounts)

Years ended December 31	2015	2014	2013

Revenues	$1,721,986	$1,582,271	$1,306,538

Cost of revenues (exclusive of depreciation and amortization shown below)	1,044,434	947,130	792,074
Selling, general and administrative expenses	502,480	509,849	429,566
Depreciation	21,611	20,484	19,136
Amortization of intangible assets	17,013	15,549	13,535
Acquisition-related items (note 5)	6,599	11,103	9,843
Spin-off stock-based compensation costs (note 15)	35,400	-	-
Spin-off transaction costs	14,065	-	-
Operating earnings	80,384	78,156	42,384

Interest expense, net	9,039	7,304	8,673
Other income, net (note 6)	(1,122)	(1,262)	(1,551)
Earnings before income tax	72,467	72,114	35,262
Income tax expense (note 16)	32,552	18,205	12,381
Net earnings from continuing operations	39,915	53,909	22,881

Net earnings (loss) from discontinued operations, net of income tax (note 4)	1,104	23,807	3,280
Net earnings	41,019	77,716	26,161

Non-controlling interest share of earnings	21,509	25,096	16,774
Non-controlling interest redemption increment (note 13)	(3,837)	9,304	27,426
Net earnings (loss) attributable to Company	23,347	43,316	(18,039)
Preferred share dividends	-	-	3,146

Net earnings (loss) attributable to common shareholders	$23,347	$43,316	$(21,185)

Net earnings (loss) per common share (note 17)
Basic
Continuing operations	$0.60	$0.54	$(0.74)
Discontinued operations	0.03	0.66	0.10
	$0.63	$1.20	$(0.64)

Diluted
Continuing operations	$0.59	$0.54	$(0.74)
Discontinued operations	0.03	0.65	0.10
	$0.62	$1.19	$(0.64)

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

(in thousands of US dollars)

Years ended December 31	2015	2014	2013

Net earnings	$41,019	$77,716	$26,161

Foreign currency translation loss	(39,495)	(51,648)	(9,725)
Comprehensive earnings	1,524	26,068	16,436

Less: Comprehensive earnings attributable to non-controlling shareholders	27,859	23,396	42,313

Comprehensive (loss) earnings attributable to Company	$(26,335)	$2,672	$(25,877)

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars)

As at December 31	2015	2014
Assets
Current assets
Cash and cash equivalents	$116,150	$90,003
Accounts receivable, net of allowance of $20,738 (December 31, 2014 - $18,199)	298,466	294,174
Unbilled revenues	19,907	9,461
Income tax recoverable	13,985	13,041
Prepaid expenses and other current assets	31,864	23,461
Deferred income tax, net (note 16)	15,607	26,956
Assets held for spin-off (note 4)	-	250,723
	495,979	707,819

Other receivables	3,922	5,458
Other assets (note 7)	19,287	16,138
Fixed assets (note 8)	62,553	65,191
Deferred income tax, net (note 16)	84,038	79,067
Intangible assets (note 9)	120,962	114,812
Goodwill (note 10)	305,680	286,121
Assets held for spin-off (note 4)	-	364,821
	596,442	931,608
	$1,092,421	$1,639,427

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$77,464	$82,662
Accrued liabilities (note 11)	377,779	379,256
Income tax payable	14,388	9,599
Unearned revenues	4,607	7,492
Long-term debt - current (note 12)	3,200	18,671
Contingent acquisition consideration - current (note 19)	1,552	6,385
Deferred income tax, net (note 16)	151	-
Liabilities held for spin-off (note 4)	-	126,094
	479,141	630,159

Long-term debt - non-current (note 12)	257,747	235,320
Contingent acquisition consideration (note 19)	27,567	14,656
Other liabilities	20,467	23,341
Deferred income tax, net (note 16)	18,414	21,969
Liabilities held for spin-off (note 4)	-	330,701
	324,195	625,987
Redeemable non-controlling interests (note 13)	139,592	150,066

Shareholders' equity
Common shares (note 14)	396,066	310,401
Contributed surplus	47,603	46,931
Deficit	(238,411)	(118,242)
Accumulated other comprehensive loss	(63,569)	(13,887)
Total Company shareholders' equity	141,689	225,203

Non-controlling interests	7,804	8,012
Total shareholders' equity	149,493	233,215
	$1,092,421	$1,639,427

Commitments and contingencies (notes 14 and 20)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,

/s/ Peter F. Cohen	/s/ Jay S. Hennick
Director	Director

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and outstanding shares	Amount	Issued and outstanding shares	Amount	Contributed surplus	Deficit	other comprehensive earnings (loss)	Non- controlling interests	Total shareholders’ equity

Balance, December 31, 2012	5,230,634	$130,762	30,070,104	$118,821	$29,781	$(74,024)	$34,595	$4,218	$244,153
Net earnings	-	-	-	-	-	26,161	-	-	26,161
Other comprehensive earnings	-	-	-	-	-	-	(9,725)	-	(9,725)
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	1,887	(392)	1,495
NCI share of earnings	-	-	-	-	-	(16,774)	-	4,276	(12,498)

NCI redemption increment	-	-	-	-	-	(27,426)	-	-	(27,426)
Distributions to NCI	-	-	-	-	-	-	-	(4,123)	(4,123)
Acquisitions of businesses, net	-	-	-	-	-	-	-	3,149	3,149

Subsidiaries’ equity transactions	-	-	-	-	3,520	-	-	-	3,520

Subordinate Voting Shares:
Stock option expense	-	-	-	-	4,166	-	-	-	4,166
Stock options exercised	-	-	464,150	9,784	(2,317)	-	-	-	7,467
Tax benefit on options exercised	-	-	-	-	2,360	-	-	-	2,360
Dividends	-	-	-	-	-	(10,470)	-	-	(10,470)
Purchased for cancellation	-	-	(385,600)	(1,918)	-	(12,636)	-	-	(14,554)
Issued in settlement of convertible debentures (note 14)	-	-	2,744,886	77,143	-	-	-	-	77,143
Preferred Shares:
Redeemed for cash	(1,569,190)	(39,232)	-	-	-	-	-	-	(39,232)
Converted to Subordinate Voting Shares	(3,661,444)	(91,530)	2,889,900	96,326	-	(4,796)	-	-	-
Dividends	-	-	18,292	609	-	(3,146)	-	-	(2,537)

Balance, December 31, 2013	-	-	35,801,732	300,765	37,510	(123,111)	26,757	7,128	249,049

Net earnings	-	-	-	-	-	77,716	-	-	77,716
Other comprehensive earnings	-	-	-	-	-	-	(51,648)	-	(51,648)
Other comprehensive earnings attributable to NCI	-	-	-	-	-	-	11,004	(749)	10,255
NCI share of earnings	-	-	-	-	-	(25,096)	-	5,661	(19,435)
NCI redemption increment	-	-	-	-	-	(9,304)	-	-	(9,304)
Distributions to NCI	-	-	-	-	-	-	-	(4,535)	(4,535)
Acquisitions of businesses, net	-	-	-	-	-	-	-	507	507

Subsidiaries’ equity transactions	-	-	-	-	4,448	-	-	-	4,448

Subordinate Voting Shares:
Stock option expense	-	-	-	-	4,077	-	-	-	4,077
Stock options exercised	-	-	558,150	14,419	(3,701)	-	-	-	10,718
Tax benefit on options exercised	-	-	-	-	4,597	-	-	-	4,597
Dividends	-	-	-	-	-	(14,362)	-	-	(14,362)
Purchased for cancellation	-	-	(552,927)	(4,783)	-	(24,085)	-	-	(28,868)
Balance, December 31, 2014	-	$-	35,806,955	$310,401	$46,931	$(118,242)	$(13,887)	$8,012	$233,215

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and outstanding shares	Amount	Issued and outstanding shares	Amount	Contributed surplus	Deficit	other comprehensive earnings (loss)	Non- controlling interests	Total shareholders’ equity

Balance, December 31, 2014	-	$-	35,806,955	$310,401	$46,931	$(118,242)	$(13,887)	$8,012	$233,215

Net earnings	-	-	-	-	-	41,019	-	-	41,019
Other comprehensive loss	-	-	-	-	-	-	(39,495)	-	(39,495)
Other comprehensive loss attributable to NCI	-	-	-	-	-	-	(10,187)	(1,077)	(11,264)
NCI share of earnings	-	-	-	-	-	(21,509)	-	4,128	(17,381)
NCI redemption increment	-	-	-	-	-	3,837	-	-	3,837
Distributions to NCI	-	-	-	-	-	-	-	(3,292)	(3,292)
Acquisition of businesses, net	-	-	-	-	-	-	-	33	33

Spin-off distribution (note 4)	-	-	-	-	-	(138,396)	-	-	(138,396)
Subsidiaries’ equity transactions	-	-	-	-	863	-	-	-	863

Subordinate Voting Shares:
Issued on exchange for NCI(note 15)	-	-	1,997,956	66,692	-	-	-	-	66,692
Stock option expense	-	-	-	-	4,253	-	-	-	4,253
Stock options exercised	-	-	699,400	18,973	(4,444)	-	-	-	14,529
Dividends	-	-	-	-	-	(5,120)	-	-	(5,120)
Balance, December 31, 2015	-	$-	38,504,311	$396,066	$47,603	$(238,411)	$(63,569)	$7,804	$149,493

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

Years ended December 31	2015	2014	2013

Cash provided by (used in)

Operating activities
Net earnings from continuing operations	$39,915	$53,909	$22,881
Items not affecting cash:
Depreciation and amortization	38,624	36,033	32,671
Spin-off stock-based compensation	35,400	-	-
Deferred income tax	2,752	1,488	(16,030)
Earnings from equity method investments	(729)	(589)	(1,107)
Stock option expense	4,253	2,358	2,307
Other	2,983	(1,226)	4,500
Incremental tax benefit on stock options exercised	-	(4,597)	(2,360)

Changes in non-cash working capital:
Accounts receivable	(5,574)	(25,285)	(21,479)
Unbilled revenues	(12,738)	(3,487)	(102)
Prepaid expenses and other current assets	(5,880)	(1,377)	2,261
Accounts payable	(7,868)	19,539	(6,422)
Accrued liabilities	41,376	48,512	42,022
Income tax payable	4,785	(4,095)	4,952
Unearned revenues	(2,570)	2,884	1,710
Other liabilities	(6,634)	(1,557)	12,373
Contingent acquisition consideration paid	(1,421)	(19,785)	-
Discontinued operations	30,564	56,343	38,100
Net cash provided by operating activities	157,238	159,068	116,277

Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(44,108)	(91,559)	(31,314)
Disposal of business, net of cash disposed (note 4)	-	8,373	49,460
Purchases of fixed assets	(22,515)	(30,067)	(18,080)
Other investing activities	(7,919)	(3,018)	5,690
Discontinued operations	(10,871)	(39,906)	(33,053)
Net cash used in investing activities	(85,413)	(156,177)	(27,297)

Financing activities
Increase in long-term debt	644,963	307,715	551,932
Repayment of long-term debt	(707,284)	(193,033)	(516,479)
Purchases of non-controlling interests	(9,039)	(36,025)	(6,937)
Sale of interests in subsidiaries to non-controlling interests	2,134	424	1,233
Contingent acquisition consideration	(4,662)	(5,750)	(1,994)
Proceeds received on exercise of stock options	14,529	10,718	7,467
Incremental tax benefit on stock options exercised	-	4,597	2,360
Dividends paid to preferred shareholders	-	-	(2,537)
Dividends paid to common shareholders	(7,178)	(14,361)	(6,890)
Distributions paid to non-controlling interests	(19,065)	(25,956)	(22,001)
Repurchases of Subordinate Voting Shares	-	(28,868)	(14,554)
Redemption of Preferred Shares	-	-	(39,232)
Financing fees paid	(3,029)	(358)	(546)
Net cash (used in) provided by financing activities	(88,631)	19,103	(48,178)
Effect of exchange rate changes on cash	(23,837)	(7,905)	(6,782)
(Decrease) increase in cash and cash equivalents	(40,643)	14,089	34,020
Cash and cash equivalents, beginning of year	156,793	142,704	108,684
Cash and cash equivalents, end of year	$116,150	$156,793	$142,704

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

Colliers International Group Inc. (“Colliers” or the “Company”) provides commercial real estate services to corporate and institutional clients in 32 countries around the world (66 countries including affiliates and franchisees). Colliers’ primary services are outsourcing and advisory services, lease brokerage, and sales brokerage. Operationally, Colliers is organized into three geographic regions – Americas, Europe, Middle East and Africa (“EMEA”); and Asia Pacific.

On June 1, 2015, “old” FirstService Corporation (“Old FSV”) completed a plan of arrangement (the “Spin-off) which separated Old FSV into two independent public companies – Colliers and “new” FirstService Corporation (“FirstService”). Under the Spin-off, Old FSV shareholders received one Colliers share and one FirstService share of the same class as each Old FSV share previously held.

The historical operations of FirstService, including its results of operations, cash flows, and related assets and liabilities have been reclassified as discontinued operations for all periods presented herein (see note 4).

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the recoverability of deferred income tax assets, timing of revenue recognition, recoverability of goodwill and intangible assets, determination of fair values of assets acquired and liabilities assumed in business combinations, estimated fair value of contingent consideration related to acquisitions, quantification of uncertain tax positions and the collectability of accounts receivable. Actual results could be materially different from these estimates.

During the quarter ended June 30, 2015, a revenue transaction initially recorded in the fourth quarter of 2014 was reversed as it was determined through subsequent events that the revenue was not realized. The impact of this immaterial out of period adjustment was a reduction in revenue of $5,040, a reduction in net earnings of $635 and a reduction in diluted earnings per share from continuing operations of $0.02.

Significant accounting policies are summarized as follows:

Basis of consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method is used. Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents

Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Unbilled revenues

Unbilled revenues relate to real estate project management and workplace solutions engagements in process and are accounted for using the percentage of completion method.

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities

The Company classifies investments in securities under the caption “other assets”. Investments in equity securities are accounted for using the equity method or cost method. The equity method is utilized where the Company has the ability to exercise significant influence on the investee. Realized gains or losses and equity earnings or losses are recorded in other (income) expense. Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value and the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and near term prospects for the issuer. Other-than-temporary impairment losses on equity securities are recorded in earnings.

Financial instruments and derivatives

Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value. From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long-term debt. Hedge accounting is applied and swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings. If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value

The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities

Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Financing fees

Financing fees related to the revolving credit facility are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets

Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired. Indefinite life intangible assets are not subject to amortization. Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Trademarks and trade names	straight-line over 2 to 10 years
Management contracts and other	straight-line over life of contract ranging from 2 to 10 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level. The Company has three reporting units determined with reference to geography. Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required. Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a two-step goodwill impairment test is performed. In the first step, the reporting unit’s carrying amount, including goodwill, is compared to the estimated fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any. Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests

Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues

(a) Real estate brokerage operations

Commission revenues from real estate leasing transactions are recognized once performance obligations under the commission arrangement are satisfied. Terms and conditions of a commission arrangement may include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy. In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion is deferred until all contingencies are satisfied.

Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist. In most cases, close of escrow or transfer of title is a future contingency, and accordingly, revenue recognition is deferred until this contingency is satisfied.

(b) Service operations other than real estate brokerage operations

Revenues are recognized at the time the service is rendered. Certain services including but not limited to real estate project management and workplace solutions engagements in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs. In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent. Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation

For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award. The related stock option compensation expense is allocated using the graded attribution method.

Notional value appreciation plans

Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases. Awards under these plans generally have a term of up to ten years and a vesting period of five years. The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount. If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value. The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation

Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax

Income tax has been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet. Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations

All business combinations are accounted for using the purchase method of accounting. Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings. However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.	Acquisitions

2015 acquisitions:

The Company acquired controlling interests in nine businesses, seven operating in the Americas (Texas, the US Northeast, Missouri, Florida, Georgia, Indiana and Oregon) and two operating in EMEA (Belgium and Morocco). These acquisitions were accounted for by the purchase method of accounting for business combinations and accordingly, the consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their closing dates.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$10,649
Non-current assets	2,407
Current liabilities	(13,264)
Long-term liabilities	(1,605)
Redeemable non-controlling interest	(13,284)
$(15,097)

Cash consideration, net of cash acquired of $5,873	(44,108)
Acquisition date fair value of contingent consideration	(14,566)
Total purchase consideration	$(58,674)

Acquired intangible assets	$30,398
Goodwill	$43,373

2014 acquisitions:

The Company acquired controlling interests in nine businesses. Acquisitions included controlling interests in regional firms in the UK, Canada, New Zealand, and Australia expanding Colliers’ geographic presence in these markets. The Company also acquired a controlling interest in AOS Group, which was rebranded immediately as Colliers International, establishing a base of operations in France and Belgium.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$35,003
Non-current assets	6,705
Current liabilities	(44,880)
Long-term liabilities	(9,734)
Redeemable non-controlling interest	(17,700)
Non-controlling interests	(255)
$(30,861)

Note consideration	$(3,171)
Cash consideration, net of cash acquired of $11,427	(91,559)
Acquisition date fair value of contingent consideration	(13,339)
Total purchase consideration	$(108,069)

Acquired intangible assets	$39,369
Goodwill	$99,561

2013 acquisitions:

The Company completed eight individually insignificant acquisitions. Acquisitions included a controlling interest in Colliers Germany (with operations in Munich, Stuttgart, Frankfurt, Dusseldorf and Berlin) as well as four regional firms in the Netherlands, Australia, Canada and Brazil. These acquisitions expanded Colliers’ geographic presence to new markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$25,454
Non-current assets	2,591
Current liabilities	(34,611)
Long-term liabilities	(18,147)
Redeemable non-controlling interests	(43,533)
Non-controlling interests	(3,629)
$(71,875)

Note consideration	$(216)
Cash consideration, net of cash acquired of $15,852	(31,314)
Acquisition date fair value of contingent consideration	(8,110)
Total purchase consideration	$(39,640)

Gain on revaluation of previously held equity investment	$(820)

Acquired intangible assets	$46,819
Goodwill	$65,516

During 2013, the Company recorded a gain upon obtaining control of a business previously accounted for as an equity investment totaling $820 (see note 5). The gain relates to the revaluation of the previously held equity investment to fair value.

Acquisition-related transaction costs for the year ended December 31, 2015 totaled $5,301 (2014 - $9,103; 2013 - $2,903) and were recorded as expense under the caption “acquisition-related items”.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects. For acquisitions completed during the year ended December 31, 2015, goodwill in the amount of $25,745 is deductible for income tax purposes (2014 - $712; 2013 - nil).

The Company typically structures its business acquisitions to include contingent consideration. Vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition. The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period. If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period. The fair value recorded on the consolidated balance sheets as at December 31, 2015 was $29,119 (see note 19). The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $43,794 to a maximum of $48,660. These contingencies will expire during the period extending to December 2020. During the year ended December 31, 2015, $6,083 was paid with reference to such contingent consideration (2014 - $25,535; 2013 - $1,994).

The consideration for the acquisitions during the year ended December 31, 2015 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

The amounts of revenues and earnings contributed from the dates of acquisition and included in the Company’s consolidated results for the year ended December 31, 2015, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition dates been January 1, 2014, are as follows:

	Revenues	Net earnings from continuing operations

Actual from acquired entities for 2015	$34,041	$3,961
Supplemental pro forma for 2015 (unaudited)	1,802,129	44,914
Supplemental pro forma for 2014 (unaudited)	1,782,253	57,672

Supplemental pro forma results were adjusted for non-recurring items.

4.	Discontinued operations

Discontinued operations include four businesses: (i) FirstService (which comprises Old FSV’s Residential Real Estate Services and Property Services segments); (ii) an REO rental operation (previously reported in Old FSV’s Residential Real Estate Services segment); (iii) a US-based commercial real estate consulting operation (previously reported in Old FSV’s Commercial Real Estate Services segment); and (iv) Field Asset Services (previously reported in Old FSV’s Property Services segment).

The Spin-off of FirstService was completed on June 1, 2015, resulting in the distribution of one FirstService share of the same class as each Old FSV share previously held to all shareholders. The Spin-off distribution was accounted for at the carrying amount, without gain or loss, and resulted in a reduction of shareholders’ equity of $138,396.

Colliers and FirstService were separated into two independent public companies to enable each company to intensify its focus on its distinct brand, customers and industry dynamics and also have the flexibility to pursue independent value creation strategies while optimizing its capital structure and financial resources.

In April 2014, the Company completed the sale of its REO rental operation for cash consideration of $1,500. The pre-tax loss on disposal was $1,601, before income tax recovery of $773 resulting in a net loss of $828. In July 2014, the Company completed the sale of a US-based commercial real estate consulting operation for cash consideration of $12,100. The pre-tax gain on disposal was $6,607, before income tax expense of $3,023 resulting in a net gain of $3,584.

On September 30, 2013, the Company completed the sale of its Field Asset Services operation for cash consideration of $49,460 (net of cash disposed of $5,177). The pre-tax loss on disposal was $7,158, before an income tax recovery of $3,100, resulting in a net loss of $4,058.

	2015	2014	2013

Revenues	$479,636	$1,132,002	$1,038,087

Cost of revenues	340,941	800,046	731,203
Selling, general and administrative expenses	106,894	249,481	221,520
Depreciation	7,566	17,634	15,605
Amortization of intangible assets	4,253	8,744	23,606
Acquisition-related items	214	723	655
Operating earnings	19,768	55,374	45,498

Interest expense, net	993	6,932	12,826
Other expense	147	255	27
Earnings before income tax	18,628	48,187	32,645

Income tax expense	9,216	13,593	9,823
Net operating earnings from discontinued operations	9,412	34,594	22,822

Net gain (loss) on disposal	-	2,756	(4,058)
Net earnings from discontinued operations	$9,412	$37,350	$18,764

Non-controlling interest share of earnings	4,566	3,426	1,480
Non-controlling interest redemption increment	3,742	10,117	14,004
Net earnings (loss) from discontinued operations attributable to Company	$1,104	$23,807	$3,280

Net earnings (loss) per share from discontinued operations
Basic	$0.03	$0.66	$0.10
Diluted	0.03	0.65	0.10

The following table shows the assets and liabilities distributed upon the Spin-off of FirstService on June 1, 2015 and the assets and liabilities held for Spin-off as of December 31, 2014. The amounts allocated to goodwill represent the goodwill within the reporting units comprising the Residential Real Estate Services and Property Services segments of Old FSV.

	June 1, 2015	December 31, 2014
Cash and cash equivalents	$38,700	$66,790
Accounts receivable, net of allowance	129,758	115,143
Income tax recoverable, net	6,027	16,262
Inventories	12,076	9,489
Prepaids and other assets	23,461	24,372
Deferred income tax	18,982	18,667
Current assets	229,004	250,723
Capital assets	56,254	55,203
Other assets and receivables	3,109	4,736
Deferred income tax	9,153	4,572
Intangible assets	83,911	82,877
Goodwill	215,888	217,433
Non-current assets	368,315	364,821
Total assets	$597,319	$615,544

Accounts payable	$40,883	$24,687
Accrued liabilities	59,418	55,563
Contingent acquisition consideration	4,729	4,586
Income tax payable, net	-	5,650
Unearned revenue	31,736	16,079
Long-term debt	1,006	17,725
Deferred income tax	1,804	1,804
Current liabilties	139,576	126,094
Long-term debt	224,915	221,632
Contingent acquisition consideration	2,078	1,509
Deferred income tax	14,023	14,236
Other liabilities	12,117	12,398
Non-current liabilities	253,133	249,775
Redeemable non-controlling interests	66,214	80,926
Total liabilities	$458,923	$456,795

5.	Acquisition-related items

Acquisition-related expense (income) comprises the following:

	2015	2014	2013

Transaction costs	$5,301	$9,103	$2,903
Contingent consideration fair value adjustments	383	1,774	1,578
Contingent consideration compensation expense	915	226	6,182
Gain on revaluation of previously held equity investment (note 3)	-	-	(820)
	$6,599	$11,103	$9,843

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as acquisitions made in the preceding four years.

6.	Other income

	2015	2014	2013

Earnings from equity method investments	$(729)	$(589)	$(1,107)
Other	(393)	(673)	(444)
	$(1,122)	$(1,262)	$(1,551)

7.	Other assets

	December 31, 2015	December 31, 2014

Equity and cost method investments	$5,897	$5,169
Financing fees, net of accumulated amortization of $353 (December 31, 2014 - $3,598)	2,676	1,350
Deferred compensation	10,115	7,826
Other	599	1,793
	$19,287	$16,138

8.	Fixed assets

December 31, 2015

	Cost	Accumulated depreciation	Net

Buildings	$1,365	$771	$594
Vehicles	1,556	884	672
Furniture and equipment	41,535	28,565	12,970
Computer equipment and software	82,576	59,215	23,361
Leasehold improvements	52,916	27,960	24,956
	$179,948	$117,395	$62,553

December 31, 2014

	Cost	Accumulated depreciation	Net

Buildings	$1,465	$790	$675
Vehicles	1,131	518	613
Furniture and equipment	33,932	19,125	14,807
Computer equipment and software	67,555	44,922	22,633
Leasehold improvements	50,515	24,052	26,463
	$154,598	$89,407	$65,191

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $4,649 (2014 - $3,978) and net book value of $2,276 (2014 - $2,054).

9.	Intangible assets

December 31, 2015

	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$134,112	$50,029	$84,083
Franchise rights	5,444	3,222	2,222
Trademarks and trade names:
Indefinite life	23,639	-	23,639
Finite life	2,312	1,220	1,092
Management contracts and other	13,690	4,213	9,477
Brokerage backlog	3,588	3,139	449
	$182,785	$61,823	$120,962

December 31, 2014

	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$114,236	$40,081	$74,155
Franchise rights	5,948	3,047	2,901
Trademarks and trade names:
Indefinite life	24,178	-	24,178
Finite life	2,447	1,432	1,015
Management contracts and other	16,220	3,825	12,395
Brokerage backlog	2,742	2,574	168
	$165,771	$50,959	$114,812

During the year ended December 31, 2015, the Company acquired the following intangible assets:

	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$24,053	10.0
Trademarks and trade names - finite life	880	2.0
Brokerage backlog	2,467	0.3
Other	2,998	9.3
	$30,398	8.9

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2016	$15,748
2017	14,360
2018	13,045
2019	11,662
2020	10,079

10.	Goodwill

	Americas	EMEA	Asia Pacific	Consolidated

Balance, December 31, 2013	$72,270	$95,804	$47,635	$215,709
Goodwill acquired during the year	1,256	92,847	5,458	99,561
Goodwill disposed during the year	(1,104)	-	-	(1,104)
Other items	(1,485)	-	-	(1,485)
Foreign exchange	(1,117)	(21,347)	(4,096)	(26,560)
Balance, December 31, 2014	69,820	167,304	48,997	286,121
Goodwill acquired during the year	39,627	3,322	424	43,373
Goodwill disposed during the year	-	(111)	-	(111)
Foreign exchange	(2,650)	(16,159)	(4,894)	(23,703)
Balance, December 31, 2015	106,797	154,356	44,527	305,680
Goodwill	133,068	157,668	44,527	335,263
Accumulated impairment loss	(26,271)	(3,312)	-	(29,583)
	$106,797	$154,356	$44,527	$305,680

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired. No goodwill impairments were identified in 2015, 2014 or 2013. The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

11.	Components of accrued liabilities

	December 31, 2015	December 31, 2014

Accrued payroll, commission and benefits	$247,476	$277,119
Accrued project management costs	41,155	15,086
Value added tax payable	29,956	27,064
Customer advances	6,930	4,800
Accrued interest	-	3,112
Other	52,262	52,075
	$377,779	$379,256

12.	Long-term debt

	December 31, 2015	December 31, 2014

Revolving credit facility	$255,165	$299,061
3.84% senior secured notes due January 2025	-	150,000
6.40% senior secured notes due September 2015	-	12,500
5.44% senior secured notes due April 2015	-	20,000
Unamortized gain on settlement of interest rate swaps	-	1,828
Adjustments to long-term debt resulting from interest rate swaps	-	27
Capital leases maturing at various dates through 2018	1,870	4,228
Other long-term debt maturing at various dates up to 2018	3,912	5,704
	260,947	493,348
Less: current portion	3,200	36,396
Long-term debt - non-current	$257,747	$456,952

As of December 31, 2014, Old FSV allocated its long-term debt as follows: $253,991 to Colliers’ continuing operations and $239,357 to the FirstService discontinued operation (see note 4).

In April 2015, Old FSV made the final $20,000 repayment on the 5.44% senior secured notes. In May 2015, Old FSV prepaid the remaining $12,500 outstanding balance on the 6.40% senior secured notes. On June 1, 2015, in conjunction with the Spin-off, Old FSV terminated its existing credit agreement and assigned the $150,000 principal balance of the 3.84% senior secured notes to FirstService.

On June 1, 2015, the Company entered into a credit agreement with a syndicate of banks to provide a $525,000 committed revolving credit facility (the “Facility”). The Facility has a five-year term ending June 1, 2020 and bears interest at 1.5% to 2.75% over floating reference rates, depending on certain leverage ratios. The weighted average interest rate for 2015 was 2.3% (2014 - 2.0%). The Facility had $248,485 of available un-drawn credit as at December 31, 2015. As of December 31, 2015, letters of credit in the amount of $17,232 were outstanding ($7,770 as at December 31, 2014). The Facility requires a commitment fee of 0.30% to 0.55% of the unused portion, depending on certain leverage ratios. At any time during the term, the Company has the right to increase the Facility by up to $150,000 on the same terms and conditions as the original Facility.

The Company has granted the banks collateral including an interest in the Company’s shares of its subsidiaries, an assignment of material contracts, and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by minority interests. The credit agreement covenants require the Company to maintain certain ratios including financial leverage, interest coverage and net worth. The Company is limited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The effective interest rate on the Company’s long-term debt for the year ended December 31, 2015 was 3.6% (2014 - 4.5%). The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2016	$3,200
2017	2,009
2018	388
2019	181
2020 and thereafter	255,169

13.	Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”). The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2015	2014

Balance, January 1	$150,066	$140,666
RNCI share of earnings	17,381	19,434
RNCI redemption increment	(3,837)	9,304
Distributions paid to RNCI	(15,774)	(17,413)
Purchases of interests from RNCI, net	(6,785)	(20,613)
RNCI exchanged for Subordinate Voting Shares	(14,670)	-
RNCI recognized on business acquisitions	13,284	17,700
Other	(73)	988
Balance, December 31	$139,592	$150,066

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries. These agreements allow the Company to “call” the RNCI at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before income taxes, interest, depreciation, and amortization. The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations. The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares. The redemption amount as of December 31, 2015 was $137,357 (2014 - $149,188). The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position. If all put or call options were settled with Subordinate Voting Shares as at December 31, 2015, approximately 3,070,000 such shares would be issued. The pro forma annual impact of such a settlement would be an increase of approximately $0.29 to diluted earnings per share from continuing operations.

14.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;

An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2014	34,481,261	$310,028	1,325,694	$373	35,806,955	$310,401
Balance, December 31, 2015	37,178,617	395,693	1,325,694	373	38,504,311	396,066

On May 3, 2013, the Company eliminated all of its outstanding Preferred Shares, redeeming 30% for cash consideration of $39,232 and converting all remaining Preferred Shares into Subordinate Voting Shares. The Preferred Shares were converted to Subordinate Voting Shares based on 95% of the weighted average trading price of the Old FSV Subordinate Voting Shares on the NASDAQ stock market for the 20 trading days ended April 29, 2013 (such weighted average trading price being $33.34). As a result, 2,889,900 new Subordinate Voting Shares were issued from treasury.

On September 24, 2013, the Company redeemed its outstanding Convertible Debentures, issuing 2,744,886 new Old FSV Subordinate Voting Shares.

On June 1, 2015, Company completed the Spin-off. Under the Spin-off, shareholders received one Company share and one FirstService share of the same class as each Old FSV share previously held. The Spin-off distribution was accounted for at the carrying amount, without gain or loss, and resulted in a reduction of shareholders’ equity of $138,396.

During the year ended December 31, 2015, the Company declared dividends on its Common Shares of $0.14 per share (2014 - $0.40; 2013 - $0.30).

Pursuant to an agreement approved in February 2004 and restated on June 1, 2015 to reflect the impact of the Spin-off, the Company agreed that it will make payments to Jay S. Hennick, its Chief Executive Officer (“CEO”), that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders. The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets. The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts. The agreement provides for the CEO to receive each of the following two payments. The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$3.324. The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$6.472. The two base prices shown above have been restated to 58.57% of their original values to reflect the Spin-off on June 1, 2015. Assuming an arm’s length sale of control of the Company took place on December 31, 2015, the amount required to be paid to the CEO, based on a market price of C$61.73 per Subordinate Voting Share, would be US$164,018.

15.	Stock-based compensation

Company stock option plan

The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO. Options are granted at the market price for the underlying shares on the date of grant. Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued are new shares. As at December 31, 2015, there were 1,287,250 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards. Stock option activity for the years ended December 31, 2015, 2014 and 2013 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Shares issuable under options - December 31, 2012	1,729,200	$22.31
Granted	422,000	31.35
Exercised	(464,150)	16.20
Shares issuable under options - December 31, 2013	1,687,050	$26.25
Granted	343,000	49.57
Exercised	(558,150)	19.26
Forfeited	(8,000)	31.28
Shares issuable under options - December 31, 2014	1,463,900	$34.35
Granted	698,500	36.61
Exercised	(699,400)	20.09
Forfeited	(22,500)	38.71
Shares issuable under options - December 31, 2015	1,440,500	$28.65	3.2	$22,900
Options exercisable - End of year	241,150	$22.55	1.9	$5,305

The Company incurred stock-based compensation expense related to these awards of $4,253 during the year ended December 31, 2015 (2014 - $4,077; 2013 - $4,166).

As at December 31, 2015, the range of option exercise prices was $15.57 to $43.57 per share. Also as at December 31, 2015, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $22,900 and 3.2 years, respectively.

The following table summarizes information about option exercises during years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013

Number of options exercised	699,400	558,150	464,150

Aggregate fair value	$35,516	$27,973	$16,780
Intrinsic value	21,463	17,223	9,313
Amount of cash received	14,053	10,750	7,467

Tax benefit recognized	$91	$5,856	$3,148

As at December 31, 2015, there was $4,243 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next four years. During the year ended December 31, 2015, the fair value of options vested was $2,589 (2014 - $3,750; 2013 - $3,956).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2015	2014	2013

Risk free rate	1.0%	0.9%	0.4%
Expected life in years	4.75	4.75	4.75
Expected volatility	28.6%	25.5%	37.5%
Dividend yield	0.2%	0.8%	0.0%

Weighted average fair value per option granted	$11.91	$10.52	$10.13

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected life in years represents the estimated period of time until exercise and is based on historical experience. The expected volatility is based on the historical prices of the Company’s shares over the previous four years.

Subsidiary stock option plan

Prior to June 1, 2015, Old FSV had a stock option plan at its Commercial Real Estate Services subsidiary. In conjunction with the Spin-off, the Company exchanged the redeemable non-controlling interests and stock options at this subsidiary for 1,997,956 Subordinate Voting Shares of the Company. Upon the exchange, the Company reclassified $16,622 of stock-based compensation liability and $14,670 of redeemable non-controlling interests to shareholders’ equity and also recognized $35,400 of stock-based compensation expense. Of the 1,997,956 Subordinate Voting Shares issued, 1,590,000 are subject to contractual retention and escrow periods of one to three years.

16.	Income tax

The following is a reconciliation stated as a percentage of pre-tax income of the Ontario, Canada combined statutory corporate income tax rate to the Company’s effective tax rate:

	2015	2014	2013

Combined statutory rate	26.5%	26.5%	26.5%
Permanent differences	5.8	6.4	10.4
Tax effect of flow through entities	(2.5)	(2.9)	(4.5)
Impact of changes in foreign exchange rates	(2.1)	(0.8)	(0.1)
Adjustments to tax liabilities for prior periods	(1.4)	(2.5)	2.2
Effects of changes in enacted tax rates	(0.5)	0.1	-
Changes in liability for unrecognized tax benefits	(0.6)	(1.9)	(0.1)
Stock-based compensation	13.9	4.1	7.9
Foreign, state, and provincial tax rate differential	1.1	(6.2)	(11.0)
Other taxes	2.4	2.4	1.6
Change in valuation allowance	0.6	(1.7)	(1.7)
Outside basis difference in investments	1.4	1.4	2.2
Other	0.3	0.3	1.7
Effective income tax rate	44.9%	25.2%	35.1%

Earnings before income tax by jurisdiction comprise the following:

	2015	2014	2013

Canada	$(31,818)	$(11,751)	$(13,300)
United States	27,301	14,242	2,463
Foreign	76,984	69,623	46,099
Total	$72,467	$72,114	$35,262

Income tax expense (recovery) comprises the following:

	2015	2014	2013

Current
Canada	$(770)	$(6,343)	$(5,229)
United States	1,555	(3,474)	(215)
Foreign	29,014	28,901	22,635
	29,799	19,084	17,191

Deferred
Canada	(875)	(336)	(455)
United States	5,980	2,728	(256)
Foreign	(2,352)	(3,271)	(4,099)
	2,753	(879)	(4,810)

Total	$32,552	$18,205	$12,381

The Canadian earnings before income tax for the year ended December 31, 2015 includes one-time stock-based compensation and transaction costs of $49,465 related to the Spin-off.

The significant components of deferred income tax are as follows:

	2015	2014

Deferred income tax assets
Loss carry-forwards and other credits	$70,952	$76,484
Expenses not currently deductible	22,018	23,630
Stock-based compensation	210	696
Investments	15,470	16,192
Provision for doubtful accounts	3,601	2,378
Financing fees	267	-
Net unrealized foreign exchange losses	3,097	1,114
	115,615	120,494
Less: valuation allowance	(15,603)	(14,560)
	100,012	105,934

Deferred income tax liabilities
Depreciation and amortization	18,932	21,880

Net deferred income tax asset	$81,080	$84,054

As at December 31, 2015, the Company believes that it is more likely than not that the net deferred tax assets of $81,080 will be realized based upon future income, consideration of net operating loss (“NOL”) limitations, earnings trends, and tax planning strategies. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future income are reduced.

The Company has gross NOL carry-forward balances as follows:

	Gross loss carry forward		Gross losses not recognized		Net
	2015	2014	2015	2014	2015	2014

Canada	$49,924	$47,447	$141	$264	$49,783	$47,183
United States	118,224	133,268	4,100	4,100	114,124	129,168
Foreign	41,333	42,881	31,902	32,937	9,431	9,944

The Company has gross capital loss carry-forwards as follows:

	Gross loss carry forward		Gross losses not recognized		Net
	2015	2014	2015	2014	2015	2014

Canada	$369	$-	$369	$-	$-	$-
Foreign	6,489	7,559	6,489	7,559	-	-

These amounts above are available to reduce future, federal, state, and provincial income taxes in their respective jurisdictions. NOL carry-forward balances attributable to Canada begin to expire in 2027. NOL carry-forward balances attributable to the United States begin to expire in 2028. Foreign NOL carry-forward balances begin to expire in 2017. The utilization of NOLs may be subject to certain limitations under federal, provincial, state or foreign tax laws.

Cumulative unremitted foreign earnings of the US subsidiaries is nil (2014 - nil). Cumulative unremitted foreign earnings of international subsidiaries of the Company approximated $21,642 as at December 31, 2015 (2014 - nil). The Company has not provided a deferred tax liability on the unremitted foreign earnings as it is management’s intent to permanently reinvest such earnings outside of Canada. In addition, any repatriation of such earnings would not be subject to significant Canadian or foreign taxes.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

	2015	2014

Balance, January 1	$3,624	$3,687
Gross increases based on tax positions related to the current period	160	356
Gross increases for tax positions of prior periods	382	1,532
Gross decreases for tax positions of prior periods	(257)	-
Reduction for settlements with taxing authorities	(335)	(1,044)
Reduction for lapses in applicable statutes of limitations	(1,055)	(907)

Balance, December 31	$2,519	$3,624

Of the $2,519 (2014 - $3,624) in gross unrecognized tax benefits, $2,519 (2014 - $3,624) would affect the Company’s effective tax rate if recognized. For the year-ended December 31, 2015, additional interest and penalties of $174 related to uncertain tax positions was accrued (2014 - $106; 2013 - nil). The Company reversed $106 of accrued interest and penalties related to settled positions in 2015 (2014 - nil; 2013 - nil). As at December 3, 2015, the Company had accrued $174 (2014 - $106) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $971 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company files tax returns in Canada, United States and multiple foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for four to seven years and income tax returns filed with the United States Internal Revenue Service and related states are open for three to five years. Tax returns in the significant foreign jurisdictions that the company conducts business in are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above. Actual settlements may differ from the amounts accrued. The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

17.	Net earnings (loss) per common share

Earnings per share calculations cannot be anti-dilutive, therefore diluted shares are not used in the denominator when the numerator is in a loss position. The following table reconciles the denominator used to calculate earnings per common share:

	2015	2014	2013

Shares issued and outstanding at beginning of period	35,806,955	35,801,732	30,070,104
Weighted average number of shares:
Issued during the period	1,389,361	335,253	2,968,064
Repurchased during the period	-	(220,333)	(110,455)
Weighted average number of shares used in computing basic earnings per share	37,196,316	35,916,652	32,927,713
Assumed exercise of stock options acquired under the Treasury Stock Method	389,937	392,326	334,586
Number of shares used in computing diluted earnings per share	37,586,253	36,308,978	33,262,299

18.	Other supplemental information

	2015	2014	2013

Cash payments made during the period
Income taxes, net of refunds	$35,679	$34,904	$29,637
Interest	8,057	9,002	10,141

Non-cash financing activities
Increases in capital lease obligations	$1,021	$2,581	$1,065
Dividends declared but not paid	1,540	3,581	3,580

Other expenses
Rent expense	$52,561	$53,873	$50,513

19.	Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, unbilled revenues and other receivables. Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks. Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across different service lines in various countries.

Foreign currency risk

Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than US dollars. A significant portion of revenue is generated by the Company’s Canadian, Australian, U.K. and European operations. The Company’s head office expenses are incurred primarily in Canadian dollars which are hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into US dollars. In particular, the amount of working capital, goodwill and intangibles reported in US dollars for a significant portion of the cash held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the consolidated balance sheets).

Interest rate risk

The Company utilizes an interest rate risk management strategy that may use interest rate hedging contracts from time to time. The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds. As of December 31, 2015, the Company did not have any hedging contracts.

Fair values of financial instruments

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2015:

	Carrying value at	Fair value measurements
	December 31, 2015	Level 1	Level 2	Level 3

Contingent consideration liability	$29,119	$-	$-	$29,119

The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs. The fair value measurements were made using a discounted cash flow model; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 4% to 10.1%, with a weighted average of 8.9%). The wide range of discount rates is attributable to level of risk related to economic growth factors combined with the length of the contingent payment periods; and the dispersion was driven by unique characteristics of the businesses acquired and the respective terms for these contingent payments. Within the range of discount rates, there is data point concentration at the 9.4% and 10.1% levels. A 2% increase in the weighted average discount rate would reduce the fair value of contingent consideration by $1,300. Changes in the fair value of the contingent consideration liability comprises the following:

Balance, December 31, 2014	$21,041
Amounts recognized on acquisitions	14,566
Fair value adjustments (note 5)	383
Resolved and settled in cash	(6,083)
Other	(788)
Balance, December 31, 2015	$29,119

Less: current portion	$1,552
Non-current portion	$27,567

The carrying amounts for cash and cash equivalents, accounts receivable, marketable securities, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated. The inputs to the measurement of the fair value of long-term debt are Level 3 inputs. The fair value measurements were made using a net present value approach; significant model inputs were expected future cash outflows and discount rates (which ranged from 0.1% to 2.2% for the year ended December 31, 2014). The following are estimates of the fair values for other financial instruments:

	2015		2014
	Carrying amount	Fair value	Carrying amount	Fair value

Other receivables	$3,922	$3,922	$10,039	$10,039
Marketable securities	4,175	4,175	-	-
Long-term debt	260,947	260,947	493,348	513,128

Other receivables include notes receivable from non-controlling shareholders and accounts receivable from customers with terms of greater than one year.

20.	Commitments and contingencies

(a)  Lease commitments

Minimum operating lease payments are as follows:

Year ended December 31
2016	$61,063
2017	47,622
2018	38,986
2019	32,015
2020	26,788
Thereafter	82,103
$288,577

(b) Contingencies

In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

21.	Related party transactions

The Company has entered into office space rental arrangements and property management contracts with minority shareholders of certain subsidiaries. The business purpose of the transactions is to rent office space for the Company and to generate property management revenues for the Company. The recorded amount of the rent expense for the year ended December 31, 2015 was $478 (2014 - $1,080; 2013 - $950). The recorded amount of the property management revenues for year ended December 31, 2015 was $372 (2014 - $154; 2013 - $552). These amounts are settled monthly in cash, and are priced at market rates. The rental arrangements have fixed terms of up to 10 years. The property management contracts have terms of one to three years.

As at December 31, 2015, the Company had $728 of loans receivable from non-controlling shareholders (2014 - $2,265) and $43 of loans payable to minority shareholders (2014 - $159). The business purpose of the loans receivable is to finance the sale of non-controlling interests in subsidiaries to senior managers. The business purpose of the loans payable is to finance purchases of non-controlling interests. The loan amounts are measured based on the formula price of the underlying non-controlling interests, and interest rates are determined based on the Company’s cost of borrowing plus a spread. The loans have terms of one to ten years, but are open for repayment without penalty at any time.

After the completion of the June 1, 2015 Spin-off, FirstService entered into a lease agreement with the Company for head office space. The amount of rent income earned from FirstService during the year ended December 31, 2015 was $265. The Company has a loan receivable from FirstService with a balance of $307 as of at December 31, 2015. This loan receivable is non-interest bearing and is expected to be collected by June 30, 2016.

22.	Segmented information

Operating segments

Upon completion of the Spin-off of FirstService on June 1, 2015, the Residential Real Estate Services and Property Services operating segments of Old FSV were distributed to shareholders. The Commercial Real Estate Services segment was retained and comprises the business of Colliers.

Effective June 1, 2015, Colliers identified three reportable operating segments, which are grouped geographically and based on the manner in which the segments are managed by the chief operating decision maker, which is identified as both the CEO and COO of the Company. Management assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization. Corporate includes the costs of global administrative functions and corporate head office.

Included in total assets of the Americas segment at December 31, 2015 is $4,215 (2014 - $2,785) and EMEA segment at December 31, 2015 is $2,023 (2014 - $2,325) are investments in subsidiaries accounted for under the equity method or cost method. The reportable segment information excludes intersegment transactions.

2015

	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$889,738	$446,146	$385,123	$979	$1,721,986
Depreciation and amortization	18,100	12,430	5,263	2,831	38,624
Operating earnings (loss)	69,247	38,777	41,092	(68,732)	80,384
Other income, net					1,122
Interest expense, net					(9,039)
Income tax expense					(32,552)
Net earnings from continuing operations					$39,915
Net earnings from discontinued operations					$1,104
Net earnings					$41,019

Total assets	$488,228	$396,789	$176,521	$30,883	$1,092,421
Total additions to long-lived assets	78,124	12,997	4,402	1,677	97,200

2014

	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$823,146	$352,363	$405,957	$805	$1,582,271
Depreciation and amortization	14,959	12,371	5,651	3,052	36,033
Operating earnings (loss)	60,473	22,009	47,392	(51,718)	78,156
Other income, net					1,262
Interest expense, net					(7,304)
Income tax expense					(18,205)
Net earnings from continuing operations					$53,909
Net earnings from discontinued operations					$23,807
Net earnings					$77,716

Total assets	$421,423	$425,461	$183,436	$(6,437)	$1,023,883
Total additions to long-lived assets	23,988	134,587	15,763	1,980	176,318

2013

	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$716,516	$230,924	$357,731	$1,367	$1,306,538
Depreciation and amortization	14,182	10,463	5,719	2,307	32,671
Operating earnings (loss)	36,459	7,473	36,480	(38,028)	42,384
Other income, net					1,551
Interest expense, net					(8,673)
Income tax expense					(12,381)
Net earnings from continuing operations					$22,881
Net loss from discontinued operations					$3,280
Net earnings					$26,161

Total assets	$386,676	$279,228	$163,041	$4,269	$833,214
Total additions to long-lived assets	12,332	107,564	8,544	2,762	131,202

Geographic information

Revenues in each geographic region are reported by customer locations. Amounts reported in geographic regions other than the United States, Canada, Australia and the United Kingdom are primarily denominated in Euros.

	2015	2014	2013

United States
Revenues	$628,954	$522,641	$442,394
Total long-lived assets	152,326	90,276	96,848

Canada
Revenues	$229,551	$263,215	$253,451
Total long-lived assets	51,473	53,241	48,718

Australia
Revenues	$206,254	$231,029	$199,221
Total long-lived assets	44,936	51,083	44,811

United Kingdom
Revenues	$164,204	$150,933	$103,781
Total long-lived assets	56,076	60,046	8,583

Other
Revenues	$493,023	$414,453	$307,691
Total long-lived assets	184,384	211,478	168,788
			.
Consolidated
Revenues	$1,721,986	$1,582,271	$1,306,538
Total long-lived assets	489,195	466,124	367,748

23.	Impact of recently issued accounting standards

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the threshold for reporting discontinued operations and adds new disclosures. This ASU was effective for the Company on January 1, 2015. The Company expects that the adoption of this ASU will result in fewer disposals of businesses to be reported as discontinued operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU clarifies the principles for recognizing revenue and converges the standards for US GAAP and International Financial Reporting Standards (“IFRS”). The standard was to be effective for the Company on January 1, 2017; however, in August 2015, ASU No. 2015-14 was issued deferring the effective date by one year to January 1, 2018. The Company is currently assessing the impact of this ASU on its financial position, results of operations and related financial statement disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. This ASU simplifies the presentation of all tax assets and liabilities by no longer requiring an allocation between current and non-current. All deferred tax assets and liabilities, along with any related valuation allowance are to be classified as non-current on the balance sheet. While this change conforms to US GAAP and IFRS and reduces complexity in financial reporting, it may have a significant impact on working capital and the related ratios. The guidance will be effective on January 1, 2017. The Company is currently assessing the impact of this ASU on its financial position.

24.	Subsequent events

In January and February 2016, the Company acquired controlling interests in four businesses, two operating in the Americas (Quebec and Florida) and two operating in EMEA (United Kingdom and the Netherlands). The total initial cash consideration for these acquisitions was $40,500. These acquisitions will be accounted for by the purchase method of accounting for business combinations and accordingly, the results from these operations will be included in the Company’s consolidated financial statements from their respective dates of acquisition.